UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_____________________________________________________________________________________
Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
_____________________________________________________________________________________
PAGERDUTY, INC.
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Your Vote Counts!

PagerDuty, Inc.’s 2025 Annual Meeting of Stockholders

On May 27, 2025, PagerDuty, Inc. published its fiscal year 2025 Annual Report and Proxy Statement ahead of the company’s 2025 Annual Meeting of Stockholders.

Each year, PagerDuty holds its formal annual meeting of stockholders to elect certain members of the board of directors, and to vote on other proposals that may have a significant impact on the value of your shares. A proxy statement is sent to stockholders in advance of the meeting, detailing each proposal and providing instructions on how to vote.

Please visit www.proxyvote.com or https://investor.pagerduty.com/financials/annual-reports/ to access the 2025 Annual Report and Proxy Statement.

Who Can Vote and a Summary of Proxy Proposals

All PagerDuty employee stockholders as of May 12, 2025 have the right to vote on the proposals outlined in the proxy statement before the Annual Meeting. PagerDuty encourages you to vote your shares!

The proposals are:

To elect the Board of Directors’ nominees, Elena Gomez, Zachary Nelson, and Bonita Stewart, as Class III directors to hold office until the 2028 Annual Meeting of Stockholders (See the Proxy Statement pages 8, 9 and 23 for details. PagerDuty’s Board recommends a vote “FOR” each nominee).

To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending January 31, 2026 (See the Proxy Statement beginning on page 24 for details. PagerDuty’s Board recommends a vote “FOR” this proposal).

To conduct an advisory, non-binding vote to approve the compensation of the Company’s named executive officers (See the Proxy Statement, beginning on page 28 for details. PagerDuty’s Board recommends a vote “FOR” this proposal).

Voting Process and Attending the Stockholders’ Meeting

All stockholders should have received the 2025 Annual Report and Proxy Statement and instructions on the voting process via email or U.S. Mail from their brokers. The Annual Report and Proxy Statement are also available at www.proxyvote.com and at https://investor.pagerduty.com/financials/annual-reports/. This information will outline the voting process and deadlines and explain how to submit your votes.

The 2025 Annual Meeting of Stockholders will be hosted virtually on June 26, 2025, at 2:00 p.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/PD2025.

Note: If stockholders have PagerDuty stock in multiple accounts, votes should be submitted for each account held.